EXHIBIT 99.1

Letter Of Intent

This Letter Of Intent (the “LOI”) sets forth our general understanding through which Activeworlds Corp. (“AWLD”) shall merge with Hi-G-Tek, Ltd. (“Hi-G-Tek”) in a proposed reverse merger in exchange for 77.2% of AWLD’s common stock issued to Hi-G-Tek stockholders having a value of $23,493,750.

It is the intent of the parties that this LOI be binding upon the parties hereto, subject to the provisions of Section 7 below.  The following are the material terms of the proposed reverse merger and the financing which AWLD shall undertake as a condition of Closing:

1.

  The Transaction.   AWLD and Hi-G-Tek desire and intend to enter into a transaction by which AWLD will acquire a newly formed Delaware corporation (“Hi-G-Tek (US)”) which owns 100% of Hi-G-Tek (Israel) in exchange for 77.2% of the issued and outstanding shares of AWLD (the "Reverse Acquisition").  Hi-G-Tek (US) shall become the principal operating company undertaking non-R&D related activities in the United States. Hi-G-Tek (Israel) shall continue to operate as a wholly-owned subsidiary of Hi-G-Tek (US) and continue in its current R&D operations in Israel.  At the time of the Reverse Acquisition, AWLD shall have no less than $3,450,000 of cash in its bank account.

2.

  Purchase Price.  The total post closing valuation shall be $30,450,000 based upon the New Investors share purchase price.  Post closing ownership shall be as follows:

	Shares	%
AWLD (incl. New Investors (1))	11,107,183	19.8
Hi-G-Tek	43,183,880	77.2
Baytree (2)	1,119,403	2.0
David Jaroslawicz	559,702	1.0
Total	55,970,168	100.0

(1)

In addition to the shares purchased at Closing, the New Investors will be issued warrants to purchase an additional 2,895,009 shares at a strike price of $3.00 per share representing a valuation of $180 million.

(2)

In addition to the shares issued at Closing, Baytree will be issued a warrant to purchase an additional 1,119,403 shares at a strike price of $1.00 per share representing a valuation of $57 million.

3.

  Initial Financing.  In connection with the Reverse Acquisition, seven units will be issued in the amount of $450,000 for a total of $3,150,000.  Each unit shall contain 827,145 common shares at a price of $0.54 per share and a warrant to purchase 413,573 common shares at a price of $3.00 per share.  The warrant will expire five years from the date of Closing.  AWLD currently has approximately $360,000 in the bank of which $300,000 will make up the balance of the $3,450,000 and approximately $60,000 will be allocated for expenses associated with this transaction.

4.

  Future Financing.  If Hi-G-Tek requests additional funding within the first 18 months after Closing, Baytree Capital shall, within 10 days, present a term sheet for funding $2,000,000 and Baytree Capital shall use its best efforts to have such term sheet represent a fair and reasonable offer considering the security being purchased, the standing of Hi-G-Tek, and market conditions.

5.

  Use of Proceeds.   The proceeds from both financings shall be used by Hi-G-Tek for working capital and Baytree Capital shall not place restrictions on the use of such funds.

6.

  Agreement and Plan of Reorganization.  Upon the acceptance of this letter by Hi-G-Tek, AWLD and Hi-G-Tek will promptly negotiate, in good faith, the terms of the agreement and plan of reorganization (the “Agreement”).  The Agreement will be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this letter, customary representations, warranties, indemnities, covenants and agreements of both Hi-G-Tek and AWLD, customary conditions of

September 9, 2004

closing (including the approval of the Israeli Tax Authority) and other customary matters.  AWLD and Hi-G-Tek and their respective representatives, agree to cooperate and to use their best efforts to cause the Agreement to be executed and delivered and the Closing to occur within 60 days.

7.

  Due Diligence Investigation.  Each party will diligently pursue and use their best efforts to complete an investigation of the legal, business, and financial condition of the other party.  Both parties will extend their full cooperation to the other party and its lawyers, accountants and other representatives in connection with such investigation.  Each party, its lawyers, accountants and other representatives shall have full access to the other party’s books and records, facilities, accountants and key employees for purpose of conducting such investigation, all subject to the signing of confidentiality undertakings in a form to be acceptable to both parties.  The consummation of the transaction contemplated by this letter shall be conditional upon both party’s complete satisfaction with such investigation, including with respect to any legal requirements for the completion of the transaction (e.g., SEC filings, SEC investigation, restriction on stockholders following the transaction etc.)

8.

  Public Announcements.  Any press release or other public disclosure, and any Form 8-K report prepared for filing by AWLD, shall be reviewed and commented on by Hi-G-Tek prior to its publication.

9.

  Filing and Applications. Subject to the confidentiality undertakings each party will cooperate fully with the other party in furnishing any necessary information required in connection with any regulatory matters.

10.

  Conduct of Business by Hi-G-Tek.  Pending execution of the Agreement, Hi-G-Tek shall conduct its business in the ordinary course and immediately inform Baytree Capital of any event outside the ordinary course of business.

11.

  Expenses.  Each party will bear its own expenses and costs of the transaction contemplated hereby, including, but not limited to, the fees of attorneys and financial advisers.

12.

  Board Recommendation, No Solicitation and Exclusivity.

(a)  Recommendation of Board of Directors.  The board of directors of Hi-G-Tek has approved the transactions contemplated by this LOI or will recommend the transactions to the stockholders of Hi-G-Tek.  If during the Exclusivity Period (as set forth below), the board of directors of Hi-G-Tek receives a Superior Proposal, which it must consider pursuant to Section 12(b), and its board of directors is required by law to submit such Superior Proposal to its stockholders, the board of directors shall submit such Superior Proposal without recommendation.

(b)  No Solicitation.  Hi-G-Tek agrees that during the Exclusivity Period, neither it nor any of the officers and directors shall initiate, solicit, encourage any inquiries, proposals or offers with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, sale of assets, or the like (any such proposal, other than that made by AWLD, an “Acquisition Proposal”). Hi-G-Tek further agrees that, during the Exclusivity Period, neither it nor any of its officers and directors shall have any discussion with or provide any confidential information or data to any person or entity (each a “Person”) relating to an Acquisition Proposal.  Hi-G-Tek shall be permitted, solely to the extent necessary to fulfill its fiduciary duties under law, to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal, only to the extent that (x) Hi-G-Tek concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (or such Acquisition Proposal would likely result in a Superior Proposal), (y) Hi-G-Tek receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the confidentiality agreement with AWLD, and (z) Hi-G-Tek (i) notifies AWLD promptly of such inquiry, proposal, offer, information request, or discussion, and (ii) discloses to AWLD the name of such Person and the material terms and conditions of any inquiry, proposal or offer.

For a period of 90 days following the date hereof (the "Exclusivity Period"), Hi-G-Tek agrees that it will, and will cause its officers, directors to, immediately cease and cause to be terminated any activities,

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discussions or negotiations existing as of the date of this LOI with any parties (other than AWLD) with respect to any Acquisition Proposal. Hi-G-Tek agrees that it will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 12.  If Hi-G-Tek receives an Acquisition Proposal which constitutes a Superior Proposal (or such Acquisition Proposal would likely result in a Superior Proposal) and is required by law to submit such Superior Proposal to its stockholders, prior to submitting such Superior Proposal for consideration by its stockholders, Hi-G-Tek shall immediately inform AWLD of such Superior Proposal and allow AWLD (in its sole discretion) to prepare a revised proposal.

13.

  Counterpart Execution.  This letter may be executed by the parties in counterparts, all of which shall constitute one and the same original.

14.

  Amendment.  The terms of this letter may be amended, modified or waived only in writing by the parties hereto.

15.

  Governing Law.  This LOI will be governed by the laws of the State of Delaware.

If the foregoing correctly set forth the material terms of your understanding of the proposed Reverse Acquisition and, if such terms are acceptable to you, please execute two originals of this letter and return one executed original to the undersigned. We look forward to a successful Closing and business relationship.

ACKNOWLEDGED AND ACCEPTED

Activeworlds Corp.

By: /s/ Sean Deson

Date: September 9, 2004

Sean Deson

Chairman and CEO

Hi-G-Tek, Ltd.

By: /s/ illegible

Date: September 9, 2004

Authorized Signatory

Baytree Capital Associates, Inc.

By: /s/ Michael Gardner

Date: September 9, 2004

Michael Gardner

Chairman and CEO